CERTIFICATE OF INCORPORATION

                                       OF

                               800-JR CIGAR, INC.

     The undersigned incorporator, for the purpose of incorporating or organizing a corporation under the General Corporation Law of the State of Delaware, certifies:

                                   ARTICLE ONE

     The name of the corporation is 800-JR Cigar, Inc.

                                   ARTICLE TWO

     The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                                  ARTICLE THREE

     The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                  ARTICLE FOUR

     The total number of shares of all classes of stock which the Corporation shall have authority to issue is forty-five million (45,000,000) shares, of which five million (5,000,000) shares, designated as Preferred Stock, shall have a par value of One Cent ($.01) per share (the "Preferred Stock"), and forty million (40,000,000) shares, designated as Common Stock, shall have a par value of One Cent ($.01) per share (the "Common Stock").

     A statement of the powers, preferences and rights, and the qualifications, limitations or restrictions thereof, in respect of each class of stock of the Corporation is as follows:


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                                 PREFERRED STOCK

     The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more classes or series. Subject to the provisions of this Certificate of Incorporation and the limitations prescribed by law, the Board of Directors is expressly authorized by adopting resolutions to issue the shares, fix the number of shares and change the number of shares constituting any class or series of the Preferred Stock, and to provide for or change the voting powers, designations, preferences and relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, including dividend rights (and whether dividends are cumulative), dividend rates, terms of redemption (including sinking fund provisions), redemption prices, conversion rights and liquidation preferences of the shares constituting any class or series of the Preferred Stock, without any further action or vote by the stockholders.

                                  COMMON STOCK

     1. Dividends.

     Subject to the preferred rights of the holders of shares of any class or series of Preferred Stock as provided by the Board of Directors with respect to any such class or series of Preferred Stock, the holders of the Common Stock shall be entitled to receive, as and when declared by the Board of Directors out of the funds of the Corporation legally available therefor, such dividends (payable in cash, stock or otherwise) as the Board of Directors may from time to time determine, payable to stockholders of record on such dates, not exceeding 60 days preceding the dividend payment dates, as shall be fixed for such purpose by the Board of Directors in advance of payment of each particular dividend.

     2. Liquidation.

     In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after the distribution or payment to the holders of shares of any class or series of Preferred Stock as provided by the Board of Directors with respect to any such class or series of Preferred Stock, the remaining assets of the Corporation available for distribution to stockholders shall be distributed among and paid to the holders of Common Stock ratably in proportion to the number of shares of Common Stock held by them respectively.

     3. Voting Rights.

     Except as otherwise required by law or as provided by the Board of Directors with respect to any class or series of Preferred Stock, the entire voting power and all voting rights shall be vested exclusively in the Common Stock. Each holder of shares of Common Stock shall be entitled to one vote for each share standing in his name on the books of the Corporation.

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                                  ARTICLE FIVE

     1. Board of Directors.

     The Directors shall be classified with respect to the time for which they shall severally hold office into three classes as nearly equal in number as possible. The Class I Directors shall be elected to hold office for an initial term expiring at the 1998 annual meeting of stockholders, the Class II Directors shall be elected to hold office for an initial term expiring at the 1999 annual meeting of stockholders and the Class III Directors shall be elected to hold office for an initial term expiring at the 2000 annual meeting of stockholders, with the members of each class of directors to hold office until their respective successors have been duly elected and qualified. Thereafter, at each annual meeting of stockholders, the successors to the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their respective successors have been duly elected and qualified. At each annual meeting of stockholders at which a quorum is present, the persons receiving a plurality of the votes cast shall be directors. No director or class of directors may be removed from office by a vote of the stockholders at any time except for cause.

     2. Vacancies.

     Any vacancy on the Board of Directors resulting from death, retirement, resignation, disqualification or removal from office or other cause, as well as any vacancy resulting from an increase in the number of directors which occurs between annual meetings of the stockholders at which directors are elected, shall be filled only by a majority vote of the remaining directors then in office, though less than a quorum, except that those vacancies resulting from removal from office by a vote of the stockholders may be filled by a vote of the stockholders at the same meeting at which such removal occurs. The directors chosen to fill vacancies shall hold office for a term expiring at the end of the next annual meeting of stockholders at which the term of the class to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

     Notwithstanding the foregoing, whenever the holders of one or more classes or series of Preferred Stock shall have the right, voting separately, as a class or series, to elect directors, the election, term of office, filling of vacancies, removal and other features of such directorships shall be governed by the terms of the resolution or resolutions adopted by the Board of Directors pursuant to ARTICLE FOUR applicable thereto, and each director so elected shall not be subject to the provisions of this ARTICLE FIVE unless otherwise provided therein.

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                                   ARTICLE SIX

     Elections of directors need not be by ballot unless the By-Laws of the Corporation shall so provide.

                                  ARTICLE SEVEN

     The Board of Directors of the Corporation may make By-Laws and from time to time may alter, amend or repeal By-Laws.

                                  ARTICLE EIGHT

     The Corporation shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as the same may be amended and supplemented, indemnify each director and officer of the Corporation from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders, vote of disinterested directors or otherwise, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such persons and the Corporation may purchase and maintain insurance on behalf of any director or officer to the extent permitted by Section 145 of the Delaware General Corporation Law.

                                  ARTICLE NINE

     The name and mailing address of the incorporator is Samuel B. Fortenbaugh III, Morgan, Lewis & Bockius LLP, 101 Park Avenue, New York, New York 10178.

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                                   ARTICLE TEN

     No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

                                 ARTICLE ELEVEN

     Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                                 ARTICLE TWELVE

     Any action required to be taken at any annual or special meeting of the stockholders, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding shares having not less than two thirds (2/3) of the combined voting power of all the then outstanding shares of the Corporation entitled to vote.

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                                ARTICLE THIRTEEN

     Any merger or combination between the Corporation and any entity or person owning, directly or indirectly, fifteen percent (15%) or more of the Corporation's shares (an "Interested Purchaser") or any sale by the Corporation of all or substantially all of the assets of the Corporation to an Interested Purchaser (a "Transaction") will require the affirmative vote of at least two-thirds (2/3) of the combined voting power of all of the then outstanding shares of the Corporation entitled to vote, unless either (i) the Transaction is approved by two-thirds (2/3) of the full Board of Directors, or (ii) as a result of the Transaction all holders of then outstanding shares of the Corporation (other than the Interested Purchaser) receive as a result of the Transaction cash in an amount at least equal to the highest price paid by the Interested Purchaser for any shares of the Corporation acquired by such Interested Purchaser during the thirty-six month period preceding the date of any offer or proposal to effect a Transaction.

                                ARTICLE FOURTEEN

     The Corporation reserves the right to amend, alter, change or repeal any provision of this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, provided, however, notwithstanding any provision of this Certificate of Incorporation and of the By-Laws, and notwithstanding the fact that a lesser percentage may be specified by Delaware law, unless such action has been approved by two-thirds (2/3) of the full Board of Directors, the affirmative vote of 66-2/3 percent of the votes which all holders of the then outstanding shares of capital stock of the Corporation would be entitled to cast thereon, voting together as a single class, shall be required to amend or repeal any provision of ARTICLE FIVE, TWELVE, THIRTEEN or FOURTEEN or to adopt any provision inconsistent with ARTICLE FIVE, TWELVE, THIRTEEN or FOURTEEN. In the event such action has been previously approved by two-thirds (2/3) of the full Board of Directors, the affirmative vote of a majority of the outstanding stock entitled to vote thereon shall be sufficient to amend or repeal any provision of ARTICLE FIVE, TWELVE, THIRTEEN or FOURTEEN or adopt any provision inconsistent with ARTICLE FIVE, TWELVE, THIRTEEN or FOURTEEN.

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     IN WITNESS WHEREOF, I have signed this Certificate this 11th day of March,
1997.

                                             /s/ Samuel B. Fortenbaugh III
                                             -----------------------------
                                             Samuel B. Fortenbaugh III

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